AVANTAX, INC. 8-K

Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

AVANTAX, INC.

* * * * * * * *

ARTICLE I.

The name of the corporation is Avantax, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, county of New Castle, Delaware, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, which shall be shares of common stock with a par value of $0.01 per share.

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”) to the fullest extent permitted by the DGCL.

ARTICLE VI.

The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws.

ARTICLE VII.

(a)               Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or that, being or having been such a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as such a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and, loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article VII with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board. The right to indemnification conferred in this paragraph (a) of Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph (a) of Article VII or otherwise.

(b)               If a claim under paragraph (a) of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article VII upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking, if any is required, has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Corporation (including the Board, independent legal counsel or the stockholders of the Corporation) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances nor an actual determination by the Corporation (including the Board, independent legal counsel or the stockholders of the Corporation) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

(c)               The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of stockholders or disinterested directors, provisions of this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) or the Bylaws or otherwise. Notwithstanding any amendment to or repeal of this Article VII, any indemnitee shall be entitled to indemnification and expense reimbursement in accordance with the provisions hereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

(d)               The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Corporation, without further stockholder approval, may enter into contracts with any director, officer, employee or agent in furtherance of the provisions of this Article VII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article VII.

(e)               The Corporation may, by action of the Board, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board.

(f)                Any person who is or was a director or officer of the Corporation who is or was serving (i) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation or (ii) in an executive or management capacity in a partnership, joint venture, trust or other enterprise of which the Corporation or a wholly owned subsidiary of the Corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of the Corporation and entitled to indemnification and advancement of expenses under paragraph (a) of this Article VII.

(g)               The Board may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article VII, determination of the entitlement of any person thereto and review of any such determination.

ARTICLE VIII.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE IX.

To the full extent that the DGCL, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of this Article IX shall not adversely affect any limitation or elimination of liability as relates to any acts or omissions of any director or officer of the Corporation occurring prior to such amendment or repeal.